Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Endurance International Group Holdings, Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-4 of Endurance International Group Holdings, Inc. of our report dated February 29, 2016 (except for the matters discussed in Notes 2, 9 and 19, as to which the date is November 17, 2016) relating to the consolidated financial statements appearing in the Company’s Current Report on Form 8-K filed on November 17, 2016 and our report dated February 29, 2016 related to the effectiveness of Endurance International Group Holdings, Inc.’s internal control over financial reporting appearing in the Company’s Form 10-K for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

December 27, 2016